Exhibit EX99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR FIRST QUARTER 2012

•	Revenue of $1,047.1 million, up 18.4% from first quarter 2011
•	Net income attributable to Delta Tucker Holdings, Inc. of $5.6 million, up $13.6% from first quarter 2011
•	Adjusted EBITDA of $41.4 million, down $14.2 million from first quarter 2011
•	Total Backlog of $5.0 billion

FALLS CHURCH, Va. - (May 14, 2012) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global government services provider supporting the United States’ national security and foreign policy objectives, today reported first quarter operational results with revenue of $1,047.1 million, an increase of 18.4% over first quarter 2011. Net income attributable to Holdings was $5.6 million for the quarter, representing a 13.6% increase from the reported $4.9 million in net income attributable to Holdings in first quarter 2011.

“This quarter the team successfully expanded into new, exciting adjacencies,” said Steve Gaffney, chairman and chief executive officer, DynCorp International. “We are honored to be supporting a new customer in NASA and working in new markets, such as Egypt. With seven straight quarters of revenue growth, we are confident in the team’s ability to secure a strong, stable future.”

First Quarter and Other Recent Highlights

•

In January 2012, DI was awarded a contract with the U.S. Air Force to provide support services for Department of Defense and contractor personnel in Egypt. The firm fixed-price contract has a one-year base contract with four one-year options and a total contract value of $95 million if all options are exercised.

•

In January 2012, DI became a subcontractor to Alenia to support the Air Force Security Assistance Center (“AFSAC”) G222/C27 A program. The time and materials contract has a two year base period with eight one-year options with a total contract value of $42.0 million if all options are exercised.

•

In January of 2012, DI amended its organizational structure re-aligning its Business Area Teams (“BATs”) into strategic business “Groups.” The prior three operating segments, Global Stabilization and Development Solutions (“GSDS”), Global Platform Support Solutions (“GPSS”) and Global Linguist Solutions (“GLS”) were re-aligned into six operating segments which consist of the LOGCAP IV (“LOGCAP”) Group, Aviation (“Aviation”) Group, Training and Intelligence Solutions (“TIS”) Group, Global Logistics & Development Solutions (“GLDS”) Group, Security Services (“Security Services”) Group and the GLS Group.

•

In March 2012, DI was awarded a contract with the U.S. Navy to provide facility support services for personnel from the Naval Mobile Construction Battalion unit in Dili, Timor-Leste. The fixed price, indefinite delivery/indefinite quantity (“IDIQ”) contract has a one base year with four one-year options.

•

In March 2012, DI received a contract with the US Army to provide a Maintenance Augmentation Team for the Kuwait Air Force AH-64D Apache helicopter maintenance program. The fixed-price contract has one base year with four, one-year options and a total contract value of $25.4 million if all options are exercised.

•

In April 2012, DI was awarded a contract with National Aeronautics and Space Administration (“NASA”) to provide aircraft maintenance and operational support services at various locations. The contract will include work at Ellington Field at NASA’s Johnson Space Center in Houston; NASA’s Langley Research Center in Hampton, Virginia; NASA facilities in El Paso, Texas, and Edwards Air Force Base, California; and other locations worldwide as required. The fixed-price-award-fee/cost-plus-award-fee contract has a $46.6 million base contract, beginning June 1 for one year and four months, with two two-year option periods, with a total value of $176.9 million if all options are exercised.

Summary Operating Results

Revenue for the first quarter of $1,047.1 million was up 18.4% from the same quarter in 2011 based on: continued strong demand under the Logistics and Civil Augmentation Program (“LOGCAP”) IV contract; a significant increase under the Department of State Bureau for International Narcotics and Law Enforcement Affairs (“INL”) -Air Wing contract primarily due to construction services and secure air transportation services in Iraq and Afghanistan; performance of new contracts under the Security Services Group and the Aviation Group, including task orders under the Contract Field Teams (“CFT”) contract, the ramp-up of the Oshkosh Defense contract under GLDS and increased volume under our Afghanistan Ministry of Defense Program (“AMDP”). Revenue growth in the quarter was partially offset by the loss of the Life-Cycle Contractor Support (“LCCS”) contracts.

First quarter net income attributable to Holdings was $5.6 million compared to $4.9 million reported in the comparable period in 2011. The change in net income attributable to Holdings was due primarily to revenue growth noted above, and the contribution of improved margins on the CFT contract, lower selling, general and administrative expenses as a percent of revenue, and lower interest expense, including no loss on early extinguishment of debt which was recorded in the first quarter of 2011. These benefits were partially offset by lower profitability driven by losses incurred on the ramp-up of the new Security Services contracts, and the mix of increased business under the Afghan National Police Ministry of Interior Development Program (“AMDP”) contract and lower demand under the Civilian Police (“CivPol”) contract as the AMDP contract carries lower margins based on its cost responsive nature and lack of fee on certain other direct costs. Additionally, the company recorded lower earnings from equity method investees related to the GLS joint venture.

Adjusted EBITDA for first quarter 2012 was $41.4 million or $14.2 million lower than the comparable period in 2011 primarily due to the net income items discussed above, the impact of lower earnings from affiliates not received in cash and a higher adjustment for acquisition accounting and Merger-related items.

“I am pleased to see the effects of the new, higher-margin Aviation contracts gain traction and I am excited about the market adjacencies we entered into this quarter that continue to evolve the business,” said Bill Kansky, chief financial officer. “But the beginning of the year also brought challenges. The unexpected transition and staffing hurdles in our Security Services Group coupled with the anticipated headwinds from the GLS wind-down in Iraq and mix changes in our training and mentoring contracts negatively impacted the quarter. However, we have the right management focus and we intend to improve the operations of our Security Services business and get the programs back on track. “

Reportable Segments Results:

LOGCAP

Revenue of $478.0 million increased $98.2 million, or 25.8%, during the three months ended March 30, 2012 compared to the three months ended April 1, 2011, primarily as a result of increased demand for services under the Afghanistan task order.

Adjusted EBITDA of $17.5 million increased $ 5.6 million, or 46.4%, for the three months ended March 30, 2012 compared with the three months ended April 1, 2011 as a result of the increase in volume discussed above. As a percentage of revenue, Adjusted EBITDA was 3.7%, for the three months ended March 30, 2012, compared to 3.2%, for three months ended April 1, 2011, an increase primarily due to higher award fee accruals.

Aviation

Revenue of $306.4 million increased $45.8 million, or 17.6%, during the three months ended March 30, 2012, compared to the three months ended April 1, 2011. The favorability was primarily the result of the increase in demand for the services under the INL Air Wing for construction services and secure air transportation services in Iraq and Afghanistan. The Company also benefited during the three months ended March 30, 2012 from contract wins during the third quarter of 2011 including the Naval Test Wing Patuxent River MD (“Pax River”) contract and new task orders under the CFT program, specifically the Regional Aviation Support Management - West (“RASM-W”), Theater Aviation Support Management - Europe (“TASM-E”), and Fort Drum and Fort Campbell contracts. The Company also continues to experience improved performance under the Counter Narcoterrorism Technology Program Officer (“CNTPO”) contract. These increases were partially offset by the impact of the loss of the LCCS programs during the three months ended April 1, 2011.

Adjusted EBITDA of $23.2 million increased $7.9 million, or 51.9%, during the three months ended March 30, 2012 compared to the three months ended April 1, 2011, primarily as a result of increased revenue and profitability for the contracts discussed above. As a percentage of revenue, Adjusted EBITDA was 7.6% for the three months ended March 30, 2012, compared to 5.9% from the three months ended April 1, 2011.

Training and Intelligence Solutions

Revenue of $156.6 million increased $3.4 million, or 2.2%, during the three months ended March 30, 2012 compared to the three months ended April 1, 2011. The increase was primarily driven by increase in revenue on the AMDP and CSTC-A programs. The AMDP program began operations during the three months ended April 1, 2011 but was not fully operational until the third quarter of 2011. This program substantially replaced the CivPol Afghanistan program from the prior year. The increase in revenue was partially offset by declines in the CivPol program, which is ramping down and the loss of revenue on the Multi-National Security Transition Command - IRAQ (“MNSTC-I”) program, which concluded during calendar year 2011.

Adjusted EBITDA of $5.5 million decreased $7.9 million, or 58.9%, during the three months ended March 30, 2012, compared to the three months ended April 1, 2011, primarily as a result of the contract mix within this Group containing more programs operating at lower margins in comparison to prior year. As mentioned above, the AMDP program substantially replaced the CivPol Afghanistan program, carrying lower margins with certain components not eligible for fee as compared to the more favorable contract structure under the CivPol Afghanistan program. This change also drove the decrease in Adjusted EBITDA as a percentage of revenue to 3.5%, for the three months ended March 30, 2012, from 8.8%, in the prior year.

Global Logistics & Development Solutions

Revenue of $79.1 million increased $7.3 million, or 10.2%, during the three months ended March 30, 2012 compared to the three months ended April 1, 2011, primarily as a result of the increase in operations under the Oshkosh Defense contract, awarded during second quarter of calendar year 2011. The increase in revenue was also driven by the growth on the War Reserve Materiel (“WRM”) and the contract for the Democratic Republic of Congo and Somalia under the Africa Peacekeeping Program (“AFRICAP”). These increases were partially offset by reduced volume under the Air Force Contract Augmentation Program (“AFCAP”) and the completion of certain contracts by Casals & Associates, Inc.

Adjusted EBITDA of $5.1 million increased $0.4 million, or 9.1%, during the three months ended March 30, 2012 compared to the three months ended April 1, 2011 primarily as a result of the positive margin contribution from the Oshkosh Defense program, in addition to the increase in service demand under the AFRICAP programs. As a percentage of revenue, Adjusted EBITDA was 6.5%, for the three months ended March 30, 2012, compared to 6.5%, from the three months ended April 1, 2011, as a result of increased demand for higher margin business discussed above combined with lower demand for the AFCAP and Casals contracts which carried lower margins.

Security Services

Revenue of $23.9 million increased $9.4 million, or 65.2%, during the three months ended March 30, 2012 compared to the three months ended April 1, 2011, primarily as a result of the replacement of the Worldwide

Personal Protection Program (“WPPS”) with the higher demand under the Worldwide Protective Services (“WPS”) program during calendar year 2011, and the addition of two new programs, Chemonics and Camp Bondsteel, which became fully operational during the three months ended March 30, 2012.

Adjusted EBITDA loss of $6.6 million for the three months ended March 30, 2012 decreased from Adjusted EBITDA of $1.3 million for the three months ended April 1, 2011, primarily as a result of the WPPS program ending in late 2011, and performance challenges such as staffing issues, additional transition costs and customer process impediments on the WPS and Camp Bondsteel programs.

GLS

DI had no Adjusted EBITDA from the GLS Group in the first quarter of 2012 compared to $4.7 million reported during the three months ended April 1, 2011, primarily as a result of the reduction in deployed linguists under the INSCOM contract in support of U.S. troop levels in Iraq as the war came to an end in December 2011.

Liquidity

Cash used in Operating Activities of $10.0 million for the quarter-ended March 30, 2011 was driven by an increase in working capital needs as a result of revenue growth on our programs, primarily LOGCAP IV, coupled with a reduction in payables, partially offset by a reduction in DSO from 69 days at year-end 2011 to 68 days at the end of first quarter. On March 30, 2012 the Company was temporarily in default under its revolving credit facility (“Revolver”) for missing the March 29, 2012 deadline to deliver annual financial statements and other related documents to the Administrative Agent. The annual financial statements were filed on April 9, 2012, curing the default and restoring full access to the Revolver. The Cash balance at the end of the quarter was $138.6 million which reflected the $90.0 million draw the Company made under its revolving credit facility at quarter-end to provide additional liquidity as the Company completed its financial statements. The Company repaid the outstanding Revolver balance in April.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Monday May 14, 2012 to discuss results for first quarter 2012. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 78149237. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. EDT on May 14, 2012 through 11:59 PM EDT June 14, 2012. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider working in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2012 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and LOGCAP IV contracts; change in demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2011 filed with the SEC on April 9, 2012 and other risks detailed from time to time in our reports filed with the SEC. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

###

(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended March 30, 2012	Three Months Ended April 1, 2011
	(unaudited)	(unaudited)
Revenue	$1,047,066	$884,324

Cost of services	(966,610)	(806,191)
Selling, general and administrative expenses	(38,151)	(37,527)
Depreciation and amortization expense	(12,560)	(13,131)
Earnings from equity method investees	210	4,726

Operating income	29,955	32,201

Interest expense	(21,690)	(23,506)
Loss on early extinguishment of debt	—	(2,397)
Interest income	38	75
Other income, net	3,373	2,848

Income before income taxes	11,676	9,221
Provision for income taxes	(4,797)	(3,575)

Net income	6,879	5,646
Noncontrolling interests	(1,304)	(738)

Net income attributable to DTH, Inc.	$5,575	$4,908

Income tax provision	4,797	3,575
Interest expense, net of interest income	21,652	23,431
Depreciation and amortization(1)	12,956	13,523

EBITDA(2)	$44,980	$45,437

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments(3)	215	3,320
Changes due to fluctuation in foreign exchange rates	80	10
Earnings from affiliates not received in cash	(3,101)	7
Employee non-cash compensation, severance, and retention expense	924	7,375
Management fees(4)	177	454
Acquisition accounting and Merger-related items(5)	(1,851)	(1,052)
Other	(42)	3

Adjusted EBITDA	$41,382	$55,554

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes certain income and expense items, as defined in the Indenture.
(4)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(5)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY12 Q1(1)									DTH, Inc. CY11 Q1(1)
	Headquarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Eliminations (2)	Consolidated	Headquarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Eliminations (2)	Consolidated
Operating income	(13,094)	16,918	22,506	4,947	5,312	(6,634)	757	(757)	29,955	(7,136)	11,774	12,255	10,239	3,721	1,348	9,164	(9,164)	32,201
Depreciation and amortization expense	12,495	197	171	72	21	—		—	12,956	13,101	203	166	42	11	—	—	—	13,523
Loss on early extinguishment of debt	—	—	—	—	—	—		—	—	(2,397)	—	—	—	—	—	—	—	(2,397)
Noncontrolling interests	(1,304)	—	—	—	—	—		—	(1,304)	(738)	—	—	—	—	—	—	—	(738)
Other income, net	3,415	1	(43)	—	—	—	—	—	3,373	2,875	1	(43)	—	16	(1)	—		2,848

EBITDA(3)	1,512	17,116	22,634	5,019	5,333	(6,634)	757	(757)	44,980	5,705	11,978	12,378	10,281	3,748	1,347	9,164	(9,164)	45,437

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (4)	—	172	221	86	(289)	25	—	—	215	2,397	—	666	—	257	—	—	—	3,320
Changes due to fluctuation in foreign exchange rates	—	—	80	—	—	—	—	—	80	—	—	10	—	—	—	—	—	10
Earnings from affiliates not received in cash	(3,101)		—	—	—	—	(757)	757	(3,101)	7	—	—	—	—	—	—	—	7
Employee non-cash compensation, severance, and retention expense	—	185	233	416	63	27	—	—	924	1,241	—	2,241	3,206	687	—	—	—	7,375
Management fees (5)	—	58	71	28	12	8	—	—	177	454	—	—	—	—	—	—	—	454
Acquisition accounting and Merger-related items (6)	(1,851)	—	—	—	—	—	—	—	(1,851)	(1,052)	—	—	—	—	—	—	—	(1,052)
Other	(42)	—	—	—	—	—	—	—	(42)	3	—	—	—	—	—	10	(10)	3

Adjusted EBITDA	(3,482)	17,531	23,239	5,549	5,119	(6,574)	—	—	41,382	8,755	11,978	15,295	13,487	4,692	1,347	9,174	(9,174)	55,554

(1)	In January 2012, we re-aligned our organizational structure into six operating segment. We recasted prior year to present comparable segments.
(2)	GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS’ operating income.
(3)

We define EBITDA as GAAP net income attributable to Delta Tucker Holdings, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(4)	Includes certain income and expense items, as defined in the Indenture.
(5)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(6)	Includes the amortization of intangibles arising pursuant to ASC 805 –Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 30, 2012	December 30, 2011
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$138,565	$70,205
Restricted cash	1,659	10,773
Accounts receivable, net of allowances of $1,701 and $1,947, respectively	799,392	752,756
Other current assets	71,626	88,877

Total current assets	1,011,242	922,611
Non-current assets	1,080,087	1,091,810

Total assets	$2,091,329	$2,014,421

LIABILITIES AND EQUITY
Current portion of long-term debt	$—	$—
Current liabilities	618,363	633,259

Total current liabilities	618,363	633,259
Long-term debt	962,909	872,909
Other long-term liabilities	47,305	50,768
Total equity attributable to Delta Tucker Holdings, Inc.	456,114	452,299
Noncontrolling interest	6,638	5,186

Total equity	462,752	457,485

Total liabilities and equity	$2,091,329	$2,014,421

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	March 30, 2012	December 30, 2011
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,365	$1,480
Unfunded backlog	3,597	4,261

Total Backlog	$4,962	$5,741

(1)

Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.